Exhibit 1

Carl C. Icahn Issues Open Letter to
Shareholders of Illumina, Inc.

Sunny Isles Beach, Florida, May 15, 2023 -- Today, Carl C. Icahn released the following open letter to the shareholders of Illumina, Inc. (NASDAQ: ILMN).

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ISS RECOMMENDS THAT ILLUMINA SHAREHOLDERS VOTE

AGAINST CHAIRMAN JOHN THOMPSON

AND

FOR ICAHN NOMINEE ANDREW TENO

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Investor Contacts:

HKL & Co., LLC

Peter Harkins / Jordan Kovler

(212) 468-5390 / (212) 468-5384

pharkins@hklco.com / jkovler@hklco.com

CARL C. ICAHN

16690 Collins Avenue, Suite PH-1

Sunny Isles Beach, FL 33160

May 15, 2023

Dear Fellow Illumina Shareholders:

Last Friday, leading proxy advisory service Institutional Shareholder Services, Inc. (‘ISS”) recommended that Illumina shareholders vote AGAINST sitting Chairman John Thompson and FOR Icahn Nominee Andrew Teno. Combining the ISS and Glass Lewis recommendations makes the vote count:

•	Icahn Nominee Andrew Teno:	2
•	Icahn Nominee Vincent Intrieri:	1
•	Illumina CEO Francis deSouza:	1
•	Illumina Chairman John Thompson:	0

It is highly unusual, but in this case absolutely warranted, that the proxy advisory services recommend removing a sitting Chairman and CEO. We note that the market reaction to the two recommendations differed substantially. When Glass Lewis recommended the removal of both Chairman John Thompson and incumbent CEO Francis deSouza, Illumina’s share price traded up 8% on the day. Contrast that to Illumina’s share price dropping as much as 3% today after ISS’ recommendation to remove just Chairman John Thompson. That indicates to us that shareholders clearly want more change! We would also remind shareholders that when our engagement was first made public, Illumina’s share price increased 17% on the day. Although we believe that ISS should have endorsed more of our nominees, we believe ISS understands the need for change given the following detailed quotes in its report.

“The unquantified nature of the potential upside of retaining GRAIL, the continuing expense of the status quo, the longstanding relationship between the CEO and Chairman, and questions about insufficient management accountability lead to a conclusion that the dissident has made a case that change is warranted to enhance the shareholder representation in the boardroom and bolster the board’s credibility.”

“When compared with a peer group of highly correlated genomics and life sciences companies, ILMN’s TSR underperformed by a substantial amount in each time period.”

“A far more troubling aspect of governance risk is the well documented relationship between CEO deSouza and Chairman Thompson, which dates back to at least 2006.”

“[C]ertain decisions by ILMN – whether to reacquire GRAIL, close the deal over regulatory objections, or compensate management exceptionally generously in the midst of such uncertainty – have clearly given rise to shareholder frustration.”

“The decision to close the acquisition in August 2021, over an ongoing antitrust investigation from the European Union, is unprecedented.”

“[W]hile ILMN originally guided to GRAIL revenue of $70 to $90 million in 2022, GRAIL missed guidance by 31%, ultimately delivering $55 million of revenue.”

“Another key concern raised by the dissident (and seemingly shared by certain investors) is the extent to which the GRAIL situation has distracted management from the core business. ILMN’s total shareholder return has substantially underperformed the median of a peer group of highly correlated pure-play genomics companies and category-leading life science players. The GRAIL acquisition has demolished the company’s profitability and muted the effects of NovaSeqX’s recent successful launch. The dissident raises questions about directors’ respect for shareholder input and management accountability that remain unsatisfactorily addressed. And while the costs of the GRAIL acquisition continue to accrue, the potential benefits of integration have not been quantified by the board, leaving shareholders unable to understand the board’s view of the potential return on this investment.”

“Unfortunately, the board’s credibility with shareholders has been undercut by management compensation that is not aligned with performance and a longstanding relationship between the CEO and Chairman, which taken together imply that the board has a problem holding management accountable. It is imperative to add unquestionable independence from management to the board as a quick path to bolster the board’s credibility.”

We encourage all shareholders to think about the numerous questionable decisions that the incumbent board of directors, including Chairman John Thompson and CEO Francis deSouza, have promoted at our once great company. The list is extremely long but includes: (1) closing the highly questionable GRAIL transaction against explicit regulatory prohibitions; (2) directors requiring that enhanced insurance protections be purchased for them prior to making the unprecedented decision to acquire GRAIL over regulatory approval; (3) fighting two of the most powerful antitrust regulatory agencies tooth and nail; (4) failure to take appropriate steps – including retaining a truly independent investment advisor and obtaining a fairness opinion – to protect Illumina shareholders given the complex and intertwined relationship between Illumina and GRAIL; (5) rewarding the CEO with an 87% increase in compensation to $27 million despite $50 billion of value destruction; (6) declining revenue growth and profitability; and (7) an inability to admit simple truths, including that CEO Francis deSouza has a long-standing relationship with Chairman John Thompson.

The need for change is clear. We encourage all shareholders to vote FOR the three highly qualified Icahn Nominees – Andrew Teno, Vincent Intrieri and Jesse Lynn.

Sincerely yours,

Carl C. Icahn

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Additional Information and Where to Find It;

Participants in the Solicitation and Notice to Investors

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE SHAREHOLDERS OF ILLUMINA, INC. (“ILLUMINA”) FOR USE AT ITS 2023 ANNUAL MEETING OF SHAREHOLDERS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY HAS BEEN MAILED TO SHAREHOLDERS OF ILLUMINA AND ARE ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT FILED BY CARL C. ICAHN AND HIS AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 27, 2023. EXCEPT AS OTHERWISE DISCLOSED IN THE SCHEDULE 14A, THE PARTICIPANTS HAVE NO INTEREST IN ILLUMINA.

Other Important Disclosure Information

SPECIAL NOTE REGARDING THIS COMMUNICATION:

THIS COMMUNICATION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A RECOMMENDATION, AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL SHARES.

THIS COMMUNICATION CONTAINS OUR CURRENT VIEWS ON THE VALUE OF ILLUMINA SECURITIES AND CERTAIN ACTIONS THAT ILLUMINA’S BOARD MAY TAKE TO ENHANCE THE VALUE OF ITS SECURITIES. OUR VIEWS ARE BASED ON OUR OWN ANALYSIS OF PUBLICLY AVAILABLE INFORMATION AND ASSUMPTIONS WE BELIEVE TO BE REASONABLE. THERE CAN BE NO ASSURANCE THAT THE INFORMATION WE CONSIDERED AND ANALYZED IS ACCURATE OR COMPLETE. SIMILARLY, THERE CAN BE NO ASSURANCE THAT OUR ASSUMPTIONS ARE CORRECT. ILLUMINA’S PERFORMANCE AND RESULTS MAY DIFFER MATERIALLY FROM OUR ASSUMPTIONS AND ANALYSIS.

WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD-PARTY TO INCLUDE THEIR INFORMATION IN THIS COMMUNICATION. ANY SUCH INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN.

OUR VIEWS AND OUR HOLDINGS COULD CHANGE AT ANY TIME. WE MAY SELL ANY OR ALL OF OUR HOLDINGS OR INCREASE OUR HOLDINGS BY PURCHASING ADDITIONAL SECURITIES. WE MAY TAKE ANY OF THESE OR OTHER ACTIONS REGARDING ILLUMINA WITHOUT UPDATING THIS COMMUNICATION OR PROVIDING ANY NOTICE WHATSOEVER OF ANY SUCH CHANGES (EXCEPT AS OTHERWISE REQUIRED BY LAW).

FORWARD-LOOKING STATEMENTS:

Certain statements contained in this communication are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.

Important factors that could cause actual results to differ materially from the expectations set forth in this communication include, among other things, the factors identified in Illumina’s public filings. Such forward-looking statements should therefore be construed in light of such factors, and we are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.